Exhibit 16.1

December 20, 2023

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, NE

Washington, D.C. 20549

Ladies and Gentlemen:

We have read Banzai International, Inc. (formerly known as 7GC & Co. Holdings Inc.) statements included under Item 4.01 of its Form 8-K dated December 20, 2023. We agree with the statements concerning our Firm under Item 4.01, in which we were informed of our dismissal on December 14, 2023. We are not in a position to agree or disagree with other statements contained therein.

Very truly yours,

/s/ WithumSmith+Brown, PC

New York, New York